CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated      February 15, 2019, on the financial statements and financial highlights of Victory Variable Insurance Diversified Stock Fund included in the Annual Report to Shareholders for the fiscal year ended December 31, 2018, in this Post-Effective Amendment Number 46 to the Registration Statement (Form N-1A, No. 333-62051) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
April 16, 2019